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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-37034

PROSPECTUS  SUPPLEMENT

(To Prospectus Dated June 20, 2000)

$2,000,000,000

International Business
Machines Corporation

Armonk, New York (914) 499-1900

$1,400,000,000 4.750% Notes due 2012

$600,000,000 5.875% Debentures due 2032

The Notes will bear interest at the rate of 4.750% per year. The Debentures will bear interest at the rate of 5.875% per year. Interest on the Notes and Debentures is payable on May 29 and November 29 of each year, beginning on May 29, 2003. The Notes will mature on November 29, 2012. The Debentures will mature on November 29, 2032.

        The Notes and Debentures will be senior obligations of our company and will rank equally with all of our other unsecured senior indebtedness. International Business Machines Corporation may redeem the Notes and Debentures in whole or in part at its option and in whole if certain events occur involving changes in United States taxation, as set forth in this prospectus supplement.
Application has been made to list the Notes and Debentures on the Luxembourg Stock Exchange.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total	Per Debenture	Total
Public Offering Price	98.204%	$1,374,856,000	97.658%	$585,948,000
Underwriting Discount	0.425%	$5,950,000	0.875%	$5,250,000
Proceeds to IBM (before expenses)	97.779%	$1,368,906,000	96.783%	$580,698,000

        The underwriters expect to deliver the Notes and Debentures to purchasers in book entry form only through the Depository Trust Company, Clearstream, Luxembourg or the Euroclear System, as the case may be, on or about November 27, 2002.

JPMorgan	Morgan Stanley	Salomon Smith Barney

ABN AMRO Incorporated	Banc of America Securities LLC	Banc One Capital Markets, Inc.
Banca IMI	Banca Nazionale del Lavoro	Barclays Capital
Bear, Stearns & Co. Inc.	BNP PARIBAS	Caboto IntesaBci
Credit Suisse First Boston	Deutsche Bank Securities	Dresdner Kleinwort Wasserstein
Fleet Securities, Inc.	Goldman, Sachs & Co.	HSBC
HVB Corporates and Markets	ING Financial Markets	Lehman Brothers
Merrill Lynch & Co.	RBC Capital Markets	The Royal Bank of Scotland
UBS Warburg	Utendahl Capital Partners, L.P.	The Williams Capital Group, L.P.

November 20, 2002

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

        The Notes and Debentures are offered globally for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make such offers. See "Offering Restrictions."

        This prospectus supplement and the accompanying prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to the Company. The Company accepts full responsibility for the accuracy of the information contained in this prospectus supplement and the accompanying prospectus and confirms, having made all reasonable inquiries, that to the best of its knowledge and belief, there are no other facts the omission of which would make any statement herein or in the prospectus misleading in any material respect.

        We cannot guarantee that listing will be obtained on the Luxembourg Stock Exchange. Inquiries regarding our listing status on the Luxembourg Stock Exchange should be directed to our Luxembourg listing agent, Kredietbank S.A., Luxembourg, 43, Boulevard Royal, L-2955 Luxembourg.

        The distribution of this prospectus supplement and prospectus and the offering of the Notes and Debentures in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the prospectus do not constitute, and may not be used in connection with an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See "Offering Restrictions."

        References herein to "$" and "dollars" are to the currency of the United States. The financial information presented herein has been prepared in accordance with Generally Accepted Accounting Principles in the United States.

INTERNATIONAL BUSINESS MACHINES CORPORATION

        International Business Machines Corporation (IBM or the "Company") was incorporated in the State of New York on June 16, 1911, as the Computing-Tabulating-Recording Co. (C-T-R), a consolidation of the Computing Scale Co. of America, the Tabulating Machine Co., and The International Time Recording Co. of New York. In 1924, C-T-R adopted the name International Business Machines Corporation.

        IBM uses advanced information technology to provide customer solutions. The Company operates primarily in a single industry using several segments that create value by offering a variety of solutions that include, either singularly or in some combination, technologies, systems, products, services, software and financing.

        IBM is the ultimate parent for a group of companies, including subsidiaries and other organizations, operating in over 150 countries around the world. Organizationally, the Company's major operations comprise a Global Services segment; three hardware products segments—Enterprise Systems, Personal and Printing Systems and Technology; a Software segment; a Global Financing segment; and an Enterprise Investment segment. The segments are determined based on several factors, including customer base, homogeneity of products, technology and delivery channels.

        IBM offers its products through its global sales and distribution organizations. The sales and distribution organization has both a geographic focus (in the Americas, Europe/Middle East/Africa, and Asia Pacific) and a specialized and global industry focus. In addition, this organization includes a global sales and distribution effort devoted exclusively to small and medium businesses. IBM also offers its products through a variety of third-party distributors and resellers, as well as through its on-line channels.

USE OF PROCEEDS

        The net proceeds from the sale of the Notes and Debentures after deducting expenses are estimated to be $1,949,054,000 and will be used for general corporate purposes.

CAPITALIZATION

        The following table sets forth the consolidated capitalization of IBM at September 30, 2002, and as adjusted to give effect to the issuance of the Notes and Debentures offered hereby.

	September 30, 2002
	Outstanding	As Adjusted
	(Dollars in millions)
Short-term debt	$7,971	$7,971

Long-term debt:
International Business Machines Corporation	15,608	17,608
Consolidated subsidiaries	2,165	2,165

Total long-term debt	$17,773	$19,773

Stockholders' equity
Common stock—par value $0.20 per share	14,572	14,572
Shares authorized: 4,687,500,000
Shares issued: 1,918,678,874
Retained earnings	31,653	31,653
Treasury stock—at cost	(23,322)	(23,322)
Shares: 228,591,098
Accumulated gains and losses not affecting retained earnings	(811)	(811)

Total stockholders' equity	22,092	22,092

Total capitalization	$47,836	$49,836

Notes:—

        Except as described in this prospectus supplement, the accompanying prospectus or the documents we incorporate by reference, there has been no material change to the consolidated capitalization and indebtedness of IBM since September 30, 2002 to the date of this document, other than an issuance of $400 million of indebtedness by a subsidiary of IBM.

        From January 31, 1995 through September 30, 2002 IBM repurchased approximately $48.1 billion of its capital stock under a series of authorizations from IBM's Board of Directors that total $52.0 billion.

RATIO OF EARNINGS FROM CONTINUING OPERATIONS TO FIXED CHARGES

        The ratio of earnings from continuing operations to fixed charges has been computed by dividing earnings from continuing operations before income taxes (which excludes (a) amortization of capitalized interest and (b) IBM's share in the income and losses of less than 50% owned affiliates) and fixed charges (excluding capitalized interest) by fixed charges. "Fixed charges" consist of interest expense, capitalized interest and that portion of rental expense deemed to be representative of interest.

		Year Ended December 31,
	Nine Months Ended September 30, 2002	2001	2000	1999	1998	1997
Ratio of earnings from continuing operations to fixed charges	5.9	7.9	7.0	7.0	4.9	5.1

SELECTED FINANCIAL DATA

        The following consolidated summary sets forth selected financial data for IBM and its subsidiaries for the nine-month period ended September 30, 2002 and each of the years in the five-year period ended December 31, 2001. The selected financial data for the interim period ended September 30, 2002 was derived from IBM's unaudited interim financial statements for the nine-month period ended September 30, 2002. The selected financial data for the years ended December 31, 1997 through December 31, 2001 has been derived from audited financial statements included in the Current Report on Form 8-K dated November 4, 2002. The following summary should be read in conjunction with the financial information incorporated in this prospectus supplement and accompanying prospectus by reference to other documents. See "Where You Can Find More Information" in the accompanying prospectus.

		Year Ended December 31,
For the Period:	Nine Months Ended September 30, 2002
		2001	2000		1999		1998	1997
	(Dollars in millions except ratios and per share amounts)
Revenue	$57,502	$83,067	$85,089		$83,334		$77,548	$75,802
Income from continuing operations	3,423	8,146	7,874		7,359		5,469	5,528
(Loss)/Income from discontinued operations	(862)	(423)	219		353		859	565
Net income	2,561	7,723	8,093		7,712		6,328	6,093
Earnings/(loss) per share of common stock:
Assuming dilution
Continuing operations	1.97	4.59	4.32		3.93		2.84	2.72
Discontinued operations	(0.50)	(0.24)	0.12		0.19		0.45	0.28

Total	1.47	4.35	4.44		4.12		3.29	3.00
Basic
Continuing operations	2.01	4.69	4.45		4.06		2.92	2.80
Discontinued operations	(0.51)	(0.24)	0.12		0.20		0.46	0.29

Total	1.50	4.45	4.58	†	4.25	†	3.38	3.09
Cash dividends paid on common stock	751	956	909		859		814	763
Per share of common stock	0.44	0.55	0.51		0.47		0.43	0.3875
Investment in plant, rental machines and other property	3,644	5,660	5,616		5,959		6,520	6,793
Return on stockholders' equity	22.2%	35.1%	39.7%		39.0%		32.6%	29.7%
At End of Period:
Total assets	$83,956	$88,313	$88,349		$87,495		$86,100	$81,499
Net investment in plant, rental machines and other property	14,451	16,504	16,714		17,590		19,631	18,347
Working capital	7,077	7,342	7,474		3,577		5,533	6,911
Total debt	25,744	27,151	28,576		28,354		29,413	26,926
Stockholders' equity	22,092	23,614	20,624		20,511		19,433	19,816
†
Does not total due to rounding.

        The documents incorporated by reference in this prospectus supplement and prospectus include IBM's annual consolidated financial statements for the years ended December 31, 2000 and 2001 and IBM's interim consolidated financial statements for the nine-month period ended September 30, 2002. Financial Statements which are incorporated by reference in the prospectus supplement may be obtained free of charge at the offices of the Paying Agent in Luxembourg.

MANAGEMENT

Board of Directors

        The composition of IBM's Board of Directors as of the date of this prospectus supplement was:

Name	Principal Activities Outside of IBM
Cathleen Black	President, Hearst Magazines, a division of The Hearst Corporation
Kenneth I. Chenault	Chairman and Chief Executive Officer, American Express Company
Juergen Dormann	Chairman of the Board, President and Chief Executive Officer, ABB Ltd.
Louis V. Gerstner, Jr.	Member, Board of Directors, Bristol-Myers Squibb Company
Nannerl O. Keohane	President and Professor of Political Science, Duke University
Charles F. Knight	Chairman of the Board, Emerson Electric Company
Minoru Makihara	Chairman, Mitsubishi Corporation
Lucio A. Noto	Managing Partner, Midstream Partners LLC
Samuel J. Palmisano	Member, Board of Trustees, The Johns Hopkins University
John B. Slaughter	President and Chief Executive Officer, National Action Council for Minorities in Engineering, Inc.
Sidney Taurel	Chairman of the Board, President and Chief Executive, Eli Lilly and Company
Alex Trotman	Chairman, Imperial Chemical Industries, PLC
Charles M. Vest	President and Professor of Mechanical Engineering, Massachusetts Institute of Technology

        The business address of each director is New Orchard Road, Armonk, New York 10504.

Executive Officers of IBM (as of the date of this prospectus supplement)

Chairman of the Board: Louis V. Gerstner, Jr.(1)
President and Chief Executive Officer: Samuel J. Palmisano(1)
Senior Vice Presidents:
Nicholas M. Donofrio, Group Executive
Douglas T. Elix, Group Executive
J. Bruce Harreld, Strategy
Paul M. Horn, Research
Jon C. Iwata, Communications
John R. Joyce, Chief Financial Officer
John E. Kelly III, Group Executive
Abby F. Kohnstamm, Marketing
J. Michael Lawrie, Group Executive
Edward M. Lineen, General Counsel
Mark Loughridge, Group Executive
J. Randall MacDonald, Human Resources
Steven A. Mills, Group Executive
Robert W. Moffat, Jr., Group Executive
Linda S. Sanford, Group Executive
William M. Zeitler, Group Executive
Vice Presidents:
Jesse J. Greene, Jr., Treasurer
Daniel E. O'Donnell, Secretary
Robert F. Woods, Controller

(1)
Member of the Board of Directors.

DESCRIPTION OF NOTES AND DEBENTURES

        The following description of the particular terms of the Notes and Debentures supplements, and to the extent inconsistent, replaces the description of the general terms and provisions of the debt securities set forth in the prospectus.

General

        The Notes and Debentures will be issued under an Indenture (the "Senior Indenture") dated as of October 1, 1993, between the Company and JPMorgan Chase Bank, as Trustee, as supplemented by the First Supplemental Indenture dated as of December 15, 1995, filed as an exhibit to the Registration Statement of which the accompanying prospectus is a part. The Notes and Debentures will be unsecured and will have the same rank as all of IBM's other unsecured and unsubordinated debt. The Notes and Debentures will bear interest from November 27, 2002, at the respective rates of interest stated on the cover page of this prospectus supplement. Interest on the Notes and Debentures will be payable semiannually on May 29 and November 29 commencing May 29, 2003, to the persons in whose names such securities are registered at the close of business on the May 14 or November 14 preceding each May 29 or November 29 payable in equal semi-annual installments. Interest on the Notes and Debentures will be computed on the basis of a 360-day year consisting of twelve 30-day months. Unless previously redeemed, repurchased or cancelled as provided below, the Notes will mature at par on November 29, 2012 and the Debentures will mature at par on November 29, 2032.

        The Notes and Debentures will be subject to defeasance and covenant defeasance as provided in "Description of the Debt Securities—Satisfaction and Discharge; Defeasance" in the accompanying prospectus. The Notes and Debentures will be issued in denominations of $1,000 and integral multiples of $1,000.

        IBM may, without the consent of the holders of Notes or Debentures, issue additional securities having the same ranking and the same interest rate, maturity and other terms as the applicable Notes or Debentures, provided however, that no such additional securities may be issued unless such additional securities are fungible with the applicable Notes or Debentures, as the case may be, for U.S. federal income tax purposes. Any additional securities having such similar terms, together with the applicable Notes or Debentures, as the case may be, will constitute a single series of securities under the Senior Indenture. No additional securities may be issued if an event of default has occurred with respect to the applicable series of Notes or Debentures.

        IBM has appointed J.P. Morgan Bank Luxembourg S.A., as paying agent and transfer agent in Luxembourg with respect to the Notes and Debentures in definitive form. As long as the Notes or Debentures are listed on the Luxembourg Stock Exchange, the Company will maintain a paying agent and transfer agent in Luxembourg, and any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg. See "—Notices" below.

Optional Redemption

        The Notes and Debentures will be redeemable, as a whole or in part, at IBM's option, at any time or from time to time, on at least 30 days, but not more than 60 days, prior notice to holders of the Notes or Debentures given in accordance with "—Notices" below, at a redemption price equal to the greater of:

  •
  100% of the principal amount of the Notes or Debentures, as the case may be, to be redeemed, plus accrued interest, if any, to the redemption date; or

  •
  the sum of the present values of the Remaining Scheduled Payments, as defined below, discounted, on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate, as defined below, plus 12.5 basis points in the case of the Notes and

    15 basis points in the case of the Debentures, plus, in each case, accrued interest to the date of redemption which has not been paid.

        "Treasury Rate" means, with respect to any redemption date for the Notes or Debentures:

  •
  the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the maturity date for the Notes or Debentures, as the case may be, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis rounding to the nearest month; or

  •
  if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

        The Treasury Rate will be calculated on the third business day preceding the redemption date.

        "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes or Debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes or Debentures.

        "Independent Investment Banker" means one of the Reference Treasury Dealers, to be appointed by IBM.

        "Comparable Treasury Price" means, with respect to any redemption date for the Notes or Debentures:

  •
  the average of four Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations; or

  •
  if the trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all quotations obtained by the trustee.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time on the third business day preceding such redemption date.

        "Reference Treasury Dealer" means each of J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc. and one other treasury dealer selected by IBM, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer, which we refer to as a "Primary Treasury Dealer," IBM will substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

        "Remaining Scheduled Payments" means, with respect to each Note or Debenture to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Note or Debenture, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

        On and after the redemption date, interest will cease to accrue on the Notes or Debentures or any portion thereof called for redemption, unless IBM defaults in the payment of the redemption price and accrued interest. On or before the redemption date, IBM will deposit with a paying agent, or the trustee, money sufficient to pay the redemption price of and accrued interest on the Notes or Debentures to be redeemed on such date. If less than all of the Notes or Debentures are to be redeemed, the Notes or Debentures to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate.

Notices

        Notices to holders of the Notes and Debentures will be sent by mail to the registered holders and will be published, whether the Notes and Debentures are in global or definitive form, and so long as the Notes or Debentures are listed on the Luxembourg Stock Exchange, in a daily newspaper of general circulation in Luxembourg. It is expected that publication will be made in Luxembourg in the Luxemburger Wort. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication. So long as the Notes or Debentures are listed on the Luxembourg Stock Exchange, any appointment of or change in the Luxembourg paying agent and transfer agent will be published in Luxembourg in the manner set forth above.

Replacement Notes and Debentures

        In case of mutilation, destruction, loss or theft of any definitive Note or Debenture, application for replacement is to be made at the office of the Trustee. Any such definitive Note or Debenture will be replaced by the Trustee in compliance with such procedures, and on such terms as to evidence any indemnity, as the Company and the Trustee may require and subject to applicable laws and regulations of the Luxembourg Stock Exchange. All costs incurred in connection with the replacement of any definitive Note or Debenture will be borne by the holder of the Note or Debenture. Mutilated or defaced definitive Notes or Debentures must be surrendered before new ones will be issued.

Applicable Law

        The Notes and Debentures will be governed by and construed in accordance with the internal laws of the State of New York.

Payments of Additional Amounts

        IBM will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes and Debentures such additional amounts as are necessary in order that the net payment by us or a paying agent of the principal of and interest on the Notes or Debentures to a holder who is not a United States person (as defined below), after deduction for any present or future tax, assessment or other governmental charge of the United States or a political subdivision or taxing authority of or in the United States, imposed by withholding with respect to the payment, will not be less than the amount provided in the Notes or Debentures to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

          (1)  to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

            (a)  being or having been present or engaged in a trade or business in the United States or having had a permanent establishment in the United States;

            (b)  having a current or former relationship with the United States, including a relationship as a citizen or resident of the United States;

            (c)  being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

            (d)  being or having been a "10-percent shareholder" of IBM as defined in section 871(h)(3) of the United States Internal Revenue Code or any successor provision; or

            (e)  being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

          (2)  to any holder that is not the sole beneficial owner of the Notes or Debentures, or a portion of the Notes or Debentures, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

          (3)  to any tax, assessment or other governmental charge that is imposed otherwise or withheld solely by reason of a failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Notes or Debentures, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

          (4)  to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

          (5)  to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

          (6)  to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

          (7)  to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Notes or Debentures, if such payment can be made without such withholding by any other paying agent;

          (8)  to any Notes or Debentures where such withholding is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of 26th to 27th November, 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive;

          (9)  to any Notes or Debentures presented for payment by, or on behalf of, a holder who would have been able to avoid such withholding or deduction by presenting the relevant Notes or Debentures to another paying agent in a member state of the European Union; or

          (10) in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8) and (9).

        The Notes and Debentures are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes or Debentures. Except as specifically provided under this heading "—Payments of Additional Amounts" and under the heading "—Redemption for Tax Reasons," IBM shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of, or in any government or political subdivision.

        As used under this heading "—Payments of Additional Amounts" and under the heading "—Redemption for Tax Reasons", the term "United States" means the United States of America (including the states and the District of Columbia) and its territories, possessions and other areas subject to its jurisdiction, "United States person" means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Redemption for Tax Reasons

        If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any political subdivision or taxing authority of or in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, IBM becomes, or based upon a written opinion of independent counsel selected by IBM, will become obligated to pay additional amounts as described herein under the heading "—Payments of Additional Amounts" with respect to the Notes or Debentures, then IBM may at its option redeem, in whole, but not in part, such Notes or Debentures, as the case may be, on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid on those Notes or Debentures to the date fixed for redemption.

Book-Entry, Delivery and Form

        The Notes and Debentures will be issued separately in the form of one or more fully registered Global Securities (the "Global Securities") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary" or "DTC") and registered in the name of Cede & Co., the Depositary's nominee. Beneficial interests in the Global Securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary.

        Investors may elect to hold interests in the Global Securities through the Depositary, Clearstream Banking Luxembourg S.A. ("Clearstream") or Euroclear Bank S.A., as operator of the Euroclear System ("Euroclear") if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depositary. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank will act as depositary for Euroclear (in such capacities, the "U.S. Depositaries"). Except as described below, the Global Securities may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

        The Depositary has advised IBM as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Clearstream advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its customers ("Clearstream Customers") and facilitates the clearance and settlement of securities transactions between Clearstream Customers through electronic book-entry transfers between their accounts. Clearstream provides to Clearstream Customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream's U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Customer.

        Distributions with respect to the Notes and Debentures held through Clearstream will be credited to cash accounts of Clearstream Customers in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

        Euroclear advises that it was created in 1968 to hold securities for its participants ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A. (the "Euroclear Operator"), under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

        Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

        Distributions with respect to the Notes and Debentures held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

        Euroclear further advises that investors that acquire, hold and transfer interests in the Notes and Debentures by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the Global Securities.

        The Euroclear Operator advises as follows: Under Belgian law, investors that are credited with securities on the records of the Euroclear Operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear Participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Participants credited with such interests in securities on the Euroclear Operator's records, all Participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro rata share of the amount of interests in securities actually on deposit.

        Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such interests in securities on its records.

        Individual certificates in respect of the Notes and Debentures will not be issued in exchange for the Global Securities, except in very limited circumstances. If DTC notifies IBM that it is unwilling or unable to continue as a clearing system in connection with the Global Securities, or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by IBM within 90 days after receiving such notice from DTC or upon becoming aware that DTC is no longer so registered, IBM will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the Notes and Debentures represented by such Global Securities upon delivery of such Global Securities for cancellation. In the event that individual certificates are issued, holders of the Notes and Debentures will be able to receive payments (including principal and interest) on the Notes and Debentures and effect transfer of the Notes and Debentures at the offices of IBM's paying agent and transfer agent in Luxembourg, J.P. Morgan Bank Luxembourg S.A.

        Title to book-entry interests in the Notes and Debentures will pass by book-entry registration of the transfer within the records of Clearstream, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the Notes and Debentures may be transferred within Clearstream and within Euroclear and between Clearstream and Euroclear in accordance with procedures established for these purposes by Clearstream and Euroclear. Book-entry interests in the Notes and Debentures may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the Notes and Debentures among Clearstream and Euroclear and DTC may be effected in accordance with procedures established for this purpose by Clearstream, Euroclear and DTC.

        A further description of the Depositary's procedures with respect to the Global Securities is set forth in the prospectus under "Description of the Debt Securities—Global Securities." The Depositary has confirmed to IBM, the Underwriters and the trustee that it intends to follow such procedures.

Global Clearance and Settlement Procedures

        Initial settlement for the Notes and Debentures will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using the Depositary's Same-Day Funds Settlement System. Secondary market trading between Clearstream Customers and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream Customers or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary's rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European, international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering interests in the Notes or Debentures to or receiving interests in the Notes or Debentures from the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Customers and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

        Because of time-zone differences, credits of interests in the Notes or Debentures received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits or any transactions involving interests in such Notes or Debentures settled during such processing will be reported to the relevant Clearstream Customers or Euroclear Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of interests in the Notes or Debentures by or through a Clearstream Customer or a Euroclear Participant to a DTC participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in the Depositary.

        Although the Depositary, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the Notes and Debentures among participants of the Depositary, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

UNITED STATES TAXATION

General

        This section summarizes the material U.S. federal tax consequences of ownership and disposition of the Notes and Debentures. However, the discussion is limited in the following ways:

  •
  The discussion only covers you if you buy your Notes or Debentures in the initial offering at the price set forth on the cover page.

  •
  The discussion only covers you if you hold your Notes or Debentures as capital assets (that is, for investment purposes), and if you do not have a special tax status such as:

  •
  certain financial institutions;

  •
  insurance companies;

  •
  dealers in securities or foreign currencies;

  •
  persons holding notes as part of a hedge;

  •
  U.S. Holders whose functional currency is not the U.S. dollar;

  •
  partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

  •
  persons subject to the alternative minimum tax;

  •
  The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of Notes or Debentures.

  •
  The discussion is based on current law. Changes in the law may change the tax treatment of the Notes or Debentures possibly with a retroactive effect.

  •
  The discussion does not cover state, local or foreign law.

  •
  We have not requested a ruling from the IRS on the tax consequences of owning and disposing of the Notes or Debentures. As a result, the IRS could disagree with portions of this discussion.

If you are considering buying Notes or Debentures, we suggest that you consult your tax advisor about the tax consequences of holding the Notes or Debentures in your particular situation.

Tax Consequences to U.S. Holders

        This section applies to you if you are a "U.S. Holder." A "U.S. Holder" is a beneficial owner of a Note or Debenture that is for U.S. federal income tax purposes:

  •
  an individual U.S. citizen or resident alien;

  •
  a corporation—or entity taxable as a corporation for U.S. federal income tax purposes—that was created under U.S. law (federal or state); or

  •
  an estate or trust whose world-wide income is subject to U.S. federal income tax.

        If a partnership holds Notes or Debentures, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding Notes or Debentures, we suggest that you consult your tax advisor.

  Interest

  •
  If you are a cash method taxpayer (including most individual holders), you must report interest on the Notes and Debentures as ordinary income when you receive it.

  •
  If you are an accrual method taxpayer, you must report interest on the Notes and Debentures as ordinary income as it accrues.

  Sale or Retirement of Notes and Debentures

        On your sale, redemption or retirement of your Note or Debenture:

  •
  You will have taxable gain or loss equal to the difference between the amount realized by you and your tax basis in the Note or Debenture. Your tax basis in the Note or Debenture is your cost, subject to certain adjustments.

  •
  Your gain or loss will generally be capital gain or loss, and will be long term capital gain or loss if you held the Note or Debenture for more than one year. For an individual, the maximum tax rate on long term capital gains is 20% (or 18% if the Note or Debenture is held for more than five years).

  •
  If you sell the Note or Debenture between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the Note or Debenture but has not yet been paid by the sale date. That amount is treated as ordinary interest income as described above under "—Interest."

  Information Reporting and Backup Withholding

        Under the tax rules concerning information reporting to the IRS:

  •
  Assuming you hold your Notes or Debentures through a broker or other securities intermediary, the intermediary must provide information to the IRS and to you on IRS Form 1099 concerning interest and retirement proceeds on your Notes or Debentures as well as on proceeds from sale or other disposition of the Notes or Debentures, unless an exemption applies.

  •
  Similarly, unless an exemption applies, you must provide the intermediary with your Taxpayer Identification Number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

  •
  If you are subject to these requirements but do not comply, the intermediary must withhold at a rate not to exceed 31% of all amounts payable to you on the Notes or Debentures (including principal payments and sale proceeds). This is called "backup withholding". If the intermediary withholds payments, you may use the withheld amount as a credit against your federal income tax liability.

  •
  All individuals are subject to these requirements. Some holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

Tax Consequences to Non-U.S. Holders

        This section applies to you if you are a "Non-U.S. Holder." A "Non-U.S. Holder" is a beneficial owner of a Note or Debenture that is for U.S. federal income tax purposes:

  •
  an individual that is a nonresident alien;

  •
  a corporation—or entity taxable as a corporation for U.S. tax purposes—created under non-U.S. law; or

  •
  an estate or trust that is not taxable in the U.S. on its worldwide income.

  Withholding Taxes

        Generally, payments of principal and interest on the Notes and Debentures will not be subject to U.S. withholding taxes.

        However, in the case of interest, for the exemption from withholding taxes to apply to you, you must meet one of the following requirements:

  •
  You provide a completed Form W-8BEN (or substitute form) to the bank, broker or other intermediary through which you hold your Notes or Debentures. The Form W-8BEN contains your name, address and a statement that you are the beneficial owner of the Notes or Debentures and that you are not a U.S. Holder.

  •
  You hold your Notes directly through a "qualified intermediary," and the qualified intermediary has sufficient information in its files indicating that you are not a U.S. Holder. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

  •
  You are entitled to an exemption from withholding tax on interest under a tax treaty between the U.S. and your country of residence. To claim this exemption, you must generally complete Form W-8BEN and claim this exemption on the form. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

  •
  The interest income on the Notes or Debentures is effectively connected with the conduct of your trade or business in the U.S., and is not exempt from U.S. tax under a tax treaty. To claim this exemption, you must complete Form W-8ECI.

        Even if you meet one of the above requirements, interest paid to you will be subject to withholding tax under any of the following circumstances:

  •
  The withholding agent or an intermediary knows or has reason to know that you are not entitled to an exemption from withholding tax. Specific rules apply for this test.

  •
  The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.

  •
  An intermediary through which you hold the Notes or Debentures fails to comply with the procedures necessary to avoid withholding taxes on the Notes or Debentures. In particular, an intermediary is generally required to forward a copy of your Form W-8BEN (or other documentary information concerning your status) to the withholding agent for the Notes or Debentures. However, if you hold your Notes or Debentures through a qualified intermediary—or if there is a qualified intermediary in the chain of title between yourself and the withholding agent for the Notes or Debentures—the qualified intermediary will not generally forward this information to the withholding agent.

  •
  You own 10% or more of the voting stock of IBM, are a "controlled foreign corporation" related directly or indirectly to IBM through stock ownership, or are a bank making a loan in the ordinary course of its business. In these cases, you will be exempt from withholding taxes only if you are eligible for a treaty exemption or if the interest income is effectively connected with your conduct of a trade or business in the U.S. and you provide us with a properly executed form W-8ECI as discussed above.

        Interest payments made to you will generally be reported to the IRS and to you on Form 1042-S. However, this reporting does not apply to you if one of the following conditions applies:

  •
  You hold your Notes or Debentures directly through a qualified intermediary and the applicable procedures are complied with.

  •
  You file Form W-8ECI.

        The rules regarding withholding are complex and vary depending on your individual situation. They are also subject to change. In addition, special rules apply to certain types of non-U.S. holders of Notes or Debentures, including partnerships, trusts and other entities treated as pass-through entities for U.S. federal income tax purposes. We suggest that you consult with your tax advisor regarding the specific methods for satisfying these requirements.

  Sale or Retirement of Notes and Debentures

        If you sell a Note or Debenture or it is redeemed, you will not be subject to U.S. federal income tax on any gain unless one of the following applies:

  •
  The gain is connected with a trade or business that you conduct in the U.S.

  •
  You are an individual, you are present in the U.S. for at least 183 days during the taxable year in which you dispose of the Note or Debenture, and certain other conditions are satisfied.

  •
  The gain represents accrued interest, in which case the rules for interest would apply.

  U.S. Trade or Business

        If you hold your Note or Debenture in connection with a trade or business that you are conducting in the U.S.:

  •
  Any interest on the Note or Debenture, and any gain from disposing of the Note or Debenture, generally will be subject to income tax as if you were a U.S. Holder.

  •
  If you are a corporation, you may be subject to the "branch profits tax" on your earnings that are connected with your U.S. trade or business, including earnings from the Note or Debenture. This tax rate is 30%, but may be reduced or eliminated by an applicable income tax treaty.

  Estate Taxes

        If you are an individual, your Notes or Debentures will not be subject to U.S. estate tax when you die. However, this rule only applies if, at your death, payments on the Notes or Debentures were not connected to a trade or business that you were conducting in the U.S. or you did not own, actually or constructively, 10% or more of the total combined voting power of IBM.

  Information Reporting and Backup Withholding

        U.S. rules concerning information reporting and backup withholding are described above. These rules apply to Non-U.S. Holders as follows:

  •
  Principal and interest payments you receive will be automatically exempt from the usual rules if you are a Non-U.S. Holder exempt from withholding tax on interest, as described above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, as described above, interest payments made to you may be reported to the IRS on Form 1042-S.

  •
  Sale proceeds you receive on a sale of your Notes or Debentures through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup reporting may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the U.S. In general, you may file Form W-8BEN to claim an exemption from information reporting and backup withholding. We suggest that you consult your tax advisor concerning information reporting and backup withholding on a sale.

  Possible European Union Requirements

        The European Union is considering new procedures that would apply to you if you are a tax resident of a "member state" and you receive interest on the Notes or Debentures from a paying agent located in another member state. Under these procedures, the paying agent's member state would adopt one of the following rules:

  •
  the paying agent would be required to withhold tax on interest paid to you on the Notes or Debentures, unless you follow specified procedures to show that you have reported the interest to the tax authorities in your state of residence; or

  •
  the interest paid to you would be reported to the tax authorities in your state of residence by the paying agent's member state.

        No decision has been made whether to adopt these requirements. Even if they are adopted, it is not clear what their effective date will be. We advise you to consult your tax advisor about the possible implications of these requirements.

UNDERWRITING

        J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. are acting as joint bookrunning managers of the offering, and as representatives of the underwriters named below.

        Subject to terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and IBM has agreed to sell to that underwriter, the principal amount of Notes and Debentures set forth opposite the underwriter's name.

Underwriter	Principal Amount of Notes	Principal Amount of Debentures
J.P. Morgan Securities Inc.	$396,667,000	$170,000,000
Morgan Stanley & Co. Incorporated	396,667,000	170,000,000
Salomon Smith Barney Inc.	396,666,000	170,000,000
ABN AMRO Incorporated	8,750,000	3,750,000
Banc of America Securities LLC	8,750,000	3,750,000
Banc One Capital Markets, Inc.	8,750,000	3,750,000
Banca IMI S.p.A.	8,750,000	3,750,000
Banca Nazionale del Lavoro S.p.A.	8,750,000	3,750,000
Barclays Capital Inc.	8,750,000	3,750,000
Bayerische Hypo-und Vereinsbank AG	8,750,000	3,750,000
Bear, Stearns & Co. Inc.	8,750,000	3,750,000
BNP Paribas Securities Corp.	8,750,000	3,750,000
Caboto IntesaBci-Sim S.p.A.	8,750,000	3,750,000
Credit Suisse First Boston Corporation	8,750,000	3,750,000
Deutsche Bank Securities Inc.	8,750,000	3,750,000
Dresdner Kleinwort Wasserstein-Granchester, Inc.	8,750,000	3,750,000
Fleet Securities, Inc.	8,750,000	3,750,000
Goldman, Sachs & Co.	8,750,000	3,750,000
HSBC Securities (USA) Inc.	8,750,000	3,750,000
ING Financial Markets LLC	8,750,000	3,750,000
Lehman Brothers Inc.	8,750,000	3,750,000
Merrill Lynch Pierce, Fenner & Smith
Incorporated	8,750,000	3,750,000
RBC Dominion Securities Corporation	8,750,000	3,750,000
The Royal Bank of Scotland plc.	8,750,000	3,750,000
UBS Warburg LLC	8,750,000	3,750,000
Utendahl Capital Partners, L.P.	8,750,000	3,750,000
The Williams Capital Group, L.P.	8,750,000	3,750,000

Total	$1,400,000,000	$600,000,000

        The underwriting agreement provides that the obligation of the several underwriters to pay for and accept delivery of the Notes and Debentures is subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Notes and Debentures if any are taken.

        IBM has been advised by the underwriters that the underwriters propose to offer some of the Notes and Debentures directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and some of the Notes and Debentures to dealers at the public offering prices less a concession not to exceed 0.250% of the principal amount of the Notes and 0.425% of the principal amount of the Debentures. Any underwriter may allow, and such dealers may reallow, a concession not in excess of 0.150% of the principal amount per Note and 0.250% of the principal amount per Debenture to certain other dealers. After the initial offering of the Notes and Debentures to the public, the representatives may change the public offering price and concessions.

        The following table shows the underwriting discounts and commission that IBM is to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by IBM
Per Note	0.425%
Per Debenture	0.875%

        The Notes and Debentures are each a new issue of securities with no established trading market. The underwriters have informed IBM that they intend to make a market in the Notes and Debentures but are under no obligation to do so and such market making may be terminated at any time without notice. Application will be made to list the Notes and Debentures on the Luxembourg Stock Exchange.

        In connection with the offering, the representatives on behalf of the underwriters, may purchase and sell Notes and Debentures in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes or Debentures in excess of the principal amount of Notes or Debentures to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes or Debentures in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes or Debentures made for the purpose of preventing or retarding a decline in the market price of the Notes or Debentures while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives in covering syndicate short positions or making stabilizing purchases, repurchases Notes or Debentures originally sold by that syndicate member.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes or Debentures. They may also cause the price of the Notes or Debentures to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        The underwriters and certain of their affiliates and associates may engage in transactions with, and/or perform services, including investment banking and general financing and banking services, for, IBM and its subsidiaries in the ordinary course of business. J.P. Morgan Securities Inc. is an affiliate of JPMorgan Chase Bank, the Trustee for the Notes. JPMorgan Chase Bank also acts as an agent and lender under a revolving credit facility and engages in other general financing and banking transactions with IBM and its affiliates.

        IBM has agreed to indemnify the underwriters against certain liabilites, including civil liabilities under the Securities Act of 1933, or contribute to payments which the underwriters may be required to make in respect thereof.

        Expenses payable by IBM are estimated at $550,000. The underwriters have agreed to reimburse IBM for certain of these expenses.

        In connection with this offering, Deutsche Bank Securities Inc. has agreed to assume the risk of any unpaid allotment of Notes or Debentures that would otherwise be purchased by Utendahl Capital Partners, L.P.

OFFERING RESTRICTIONS

        The Notes and Debentures are offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.

        Each of the underwriters has agreed that it will not offer, sell, or deliver any of the Notes or Debentures, directly or indirectly, or distribute this prospectus supplement or prospectus or any other offering material relating to the Notes or Debentures, in or from any jurisdiction except under circumstances that will, to the best of the underwriters' knowledge and belief, result in compliance with the applicable laws and regulations and which will not impose any obligations on IBM except as set forth in the underwriting agreement.

        Holders may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country in which the Notes or Debentures were purchased. These taxes and charges are in addition to the issue price set forth on the cover page.

United Kingdom

        Each underwriter has represented and agreed that it and each of its affiliates:

  •
  has not offered or sold and, prior to the date six months after the date of issue of the Notes or Debentures, will not offer or sell any of the Notes or Debentures to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the Financial Services and Markets Act 2000;

  •
  has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the Notes or Debentures in, from or otherwise involving the United Kingdom; and

  •
  has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the Notes or Debentures in circumstances in which Section 21(1) of the Financial Services and Markets Act 2000 does not apply to IBM.

Germany

        No selling prospectus (Verkaufsprospekt) has been or will be published in respect of the Notes and Debentures and each underwriter will be required to comply with the German Securities Selling Prospectus Act (Wertpapier-Verkaufsprospektgesetz) of December 13, 1990, as amended.

The Netherlands

        The Notes and Debentures are being issued under the Euro-securities exemption pursuant to Article 6 of the Exemption Regulation (Vrijstellinsregeling Wet Toezicht Effectenverkeer) of December 21, 1995, as amended, of the Netherlands' Securities Market Supervision Act 1995 (Wet Toezicht Effectenverkeer) and accordingly each underwriter has represented and agreed that it has not publicly promoted and will not publicly promote the offer or sale of the Notes and Debentures by conducting a generalized advertising or cold-calling campaign within or outside The Netherlands.

The Republic of France

        The Notes and Debentures are being issued outside the Republic of France and each underwriter has represented and agreed that, in connection with their initial distribution, it has not offered or sold and will not offer or sell, directly or indirectly, any of the Notes or Debentures to the public in the Republic of France and that it has not distributed and will not distribute or cause to be distributed to the public in the Republic of France this prospectus supplement or any other offering material relating to the Notes or Debentures.

Japan

        The Notes and Debentures have not been and will not be registered under the Securities and Exchange Law of Japan (the "SEL") and each of the underwriters and each of its affiliates has represented and agreed that it has not offered or sold, and it will not offer or sell, directly or indirectly, any of the Notes or Debentures in or to residents of Japan or to any persons for reoffering or resale, directly or indirectly, in Japan or to any resident of Japan, except pursuant to an exemption from the registration requirements of the SEL available thereunder and otherwise in compliance with the SEL and the other relevant laws, regulations and guidelines of Japan.

Hong Kong

        Each of the underwriters and each of its affiliates has represented and agreed that it has not offered or sold, and it will not offer or sell, the Notes or Debentures by means of any document to persons in Hong Kong other than persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or otherwise in circumstances which do not constitute an offer to the public within the meaning of the Hong Kong Companies Ordinance (Chapter 32 of the Laws of Hong Kong).

LEGAL OPINIONS

        The validity of the Notes and Debentures offered hereby will be passed upon for the Company by Stuart S. Moskowitz, Senior Counsel of the Company, and for the underwriters by Davis Polk & Wardwell. Mr. Moskowitz, together with members of his family, owns, has options to purchase and has other interests in shares of common stock of the Company.

LISTING AND GENERAL INFORMATION

        1.  Application has been made to list the Notes and Debentures on the Luxembourg Stock Exchange. In connection with the listing application, the Certificate of Incorporation, as amended, the By-Laws of International Business Machines ("IBM") Corporation and a legal notice (Notice Légale) relating to the issuance of the Notes and Debentures will have been deposited prior to listing with the Chief Registrar of the District Court of Luxembourg (Greffier en Chef du Tribunal d'Arrondissement de et à Luxembourg), where these documents may be examined and copies may be obtained on request.

        2.  Any documents incorporated by reference may be obtained free of charge from the Paying Agent in Luxembourg during the term of the Notes or Debentures. These documents include audited annual consolidated financial statements and unaudited consolidated quarterly financial statements. Future financial statements will also be available free of charge from the Paying Agent in Luxembourg when they are prepared. IBM does not prepare unconsolidated financial statements.

        Copies of the Indenture will also be available for inspection at the office of the Paying Agent in Luxembourg.

        3.  The independent certified public accountants of IBM are PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP has audited IBM's annual consolidated financial statements for the years ended December 31, 2000 and 2001.

        4.  The resolutions relating to the sale and issuance of the Notes and Debentures were adopted by the Board of Directors of IBM on February 29, 2000 and April 30, 2002.

        5.  Except as disclosed in this prospectus supplement, the prospectus, and the documents incorporated by reference herein, there has been no material adverse change in the consolidated financial position of IBM and its subsidiaries since the date of the last audited financial statements. IBM is not involved in, and has no knowledge of any threat of, any litigation, administrative proceedings or arbitration which is or may be material in the context of the issue of the Notes and Debentures.

        6.  The Notes and Debentures have been accepted for clearance through Euroclear and Clearstream, Luxembourg. The common code assigned to the Notes is 015879572 and the common code assigned to the Debentures is 015879670. The International Security Identification Number (ISIN) allocated to the Notes is US459200 BA86 and the ISIN allocated to the Debentures is US459200 BB69. The CUSIP number assigned to the Notes is 459200 BA8 and the CUSIP number assigned to the Debentures is 459200 BB6. Transactions will normally be effected for settlement not earlier than three days after the date of the transaction.

ISSUER
International Business Machines Corporation
New Orchard Road
Armonk, New York 10504

TRUSTEE, REGISTRAR AND PAYING AGENT
JPMorgan Chase Bank
4 New York Plaza
New York, New York 10004

LUXEMBOURG PAYING AND TRANSFER AGENT
J.P. Morgan Bank
Luxembourg S.A.
5 Rue Plactis, L-2338
Luxembourg Grund

LUXEMBOURG LISTING AGENT
Kredietbank S.A. Luxembourgeoise
43, Boulevard Royal
L-2955 Luxembourg

LEGAL ADVISERS
To International Business Machines Corporation
Cravath, Swaine & Moore
825 Eighth Avenue
New York, New York 10019

To the Underwriters
Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017

AUDITORS TO THE ISSUER
PricewaterhouseCoopers LLP
1301 Avenue of the Americas
New York, New York 10019

PROSPECTUS

INTERNATIONAL BUSINESS MACHINES CORPORATION

New Orchard Road
Armonk, New York 10504
(914) 499-1900

$12,107,437,190
DEBT SECURITIES
PREFERRED STOCK
DEPOSITARY SHARES
CAPITAL STOCK
WARRANTS

WE WILL PROVIDE SPECIFIC TERMS OF THESE SECURITIES
IN SUPPLEMENTS TO THIS PROSPECTUS.

YOU SHOULD READ THIS PROSPECTUS AND ANY SUPPLEMENT CAREFULLY
BEFORE YOU INVEST.

        These securities have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 20, 2000.

SUMMARY

        This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the terms of our securities, you should carefully read this document with the attached prospectus supplement. Together these documents will give the specific terms of the securities we are offering. You should also read the documents we have incorporated by reference into this prospectus for information on us and our financial statements. Certain capitalized terms used in this summary are defined elsewhere in this prospectus.

The Securities We May Offer

        This prospectus is part of a registration statement (No. 333-37034) that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may offer from time to time up to $12,107,437,190 of any of the following securities, either separately or in units: Debt, Preferred Stock, Depositary Shares, Capital Stock and Warrants. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

Debt Securities

        We may offer unsecured general obligations of our company, which may be senior or subordinate. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the "debt securities". The senior debt securities will have the same rank as all of our other unsecured, unsubordinated debt. The subordinated debt securities will be entitled to payment only after payment on our senior indebtedness. Senior indebtedness includes all indebtedness for money borrowed by us, except indebtedness that is stated to be not superior to, or to have the same rank as, the subordinated debt securities. In addition, the subordinated debt securities will be effectively subordinated to creditors and preferred stockholders of our subsidiaries.

        The senior debt securities will be issued under an indenture between us and The Chase Manhattan Bank, as the trustee. The subordinated debt securities will be issued under an indenture between us and the trustee we name in the prospectus supplement. We have summarized general features of the debt securities from the indentures. We encourage you to read the indentures which are exhibits to the registration statement and our recent periodic and current reports that we file with the SEC.

General Indenture Provisions that Apply to Senior and Subordinated Debt Securities

        Neither indenture limits the amount of debt that we may issue. In addition, neither indenture provides holders any protection should there be a recapitalization or restructuring involving our company.

        The indentures allow us to merge or consolidate with another company, or to sell all or most of our assets to another company. If these events occur, the other company will be required to assume our responsibilities relating to the debt securities, and we will be released from all liabilities and obligations.

        The indentures provide that holders of a majority of the outstanding principal amount of any series of debt securities may vote to change our obligations or your rights concerning that series. However, to change the amount or timing of principal, interest or other payments under the debt securities, every holder in the series must consent.

        We may discharge our obligations under the indenture relating to the senior debt securities by depositing with the trustee sufficient funds or government obligations to pay the senior debt securities when due.

        Events of Default.    Each indenture provides that the following are events of default:

  •
  If we do not pay interest for 30 days after its due date.

  •
  If we do not pay principal or premium when due.

  •
  If we do not make any sinking fund payment for 30 days after its due date.

  •
  If we continue to breach a covenant for 90 days after notice.

  •
  If we enter bankruptcy or become insolvent.

        If an event of default occurs under any series of debt securities, the trustee or holders of 25% of the outstanding principal amount of that series may declare the principal amount of the series immediately payable. However, holders of a majority of the principal amount may rescind this action.

General Indenture Provisions that Apply Only to Senior Debt Securities

        The indenture relating to the senior debt securities contains covenants restricting our ability to incur secured indebtedness and enter into sale and leaseback transactions.

General Indenture Provisions that Apply Only to Subordinated Debt Securities

        The subordinated debt securities will be subordinated to all senior indebtedness. In addition, claims of our subsidiaries' creditors and preferred stockholders generally will have priority with respect to the subsidiaries' assets and earnings over the claims of our creditors, including holders of the subordinated debt securities. The subordinated debt securities, therefore, will be effectively subordinated to creditors and preferred stockholders of our subsidiaries.

        The indenture relating to the subordinated debt securities does not provide holders any protection in the event of a highly leveraged transaction.

Preferred Stock and Depositary Shares

        We may issue our preferred stock, par value $0.01 per share, in one or more series. Our Board of Directors will determine the dividend, voting, conversion and other rights of the series being offered and the terms and conditions relating to its offering and sale at the time of the offer and sale. We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts.

Capital Stock

        We may issue our capital stock, par value $0.20 per share. Holders of capital stock are entitled to receive dividends if and when those dividends are declared by our Board of Directors, subject to rights of preferred stockholders. Each holder of capital stock is entitled to one vote per share. The holders of capital stock have no preemptive rights or cumulative voting rights.

Warrants

        We may issue warrants for the purchase of debt securities, preferred stock or capital stock. We may issue warrants independently or together with other securities.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated are as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2000	1999	1999	1998	1997	1996	1995
Ratio of earnings to fixed charges	5.71	5.37	7.0	5.3	5.4	5.3	5.0
Ratio of earnings to combined fixed charges and preferred stock dividends	5.63	5.29	6.9	5.3	5.4	5.3	4.9

        We compute the ratio of earnings to fixed charges by dividing earnings, which includes income before taxes and fixed charges, by fixed charges. This calculation excludes the effects of accounting changes which have been made over time. We compute the ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by the sum of fixed charges and dividends on preferred stock.

For purposes of calculating this ratio, the preferred stock dividend requirements were assumed to be equal to the pre-tax earnings that would be required to cover such dividend requirements based on our effective income tax rates for the respective periods. "Fixed charges" consist of interest on debt and a portion of rentals determined to be representative of interest.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available to the public at the SEC's web site at (http://www.sec.gov).

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

  i.
  Annual Report on Form 10-K for the year ended December 31, 1999;

  ii.
  Quarterly report on Form 10-Q for the quarter ended March 31, 2000; and

  iii.
  Current Reports on Form 8-K, filed on January 20, 2000, April 13, 2000, April 19, 2000 and May 5, 2000.

        We encourage you to read our periodic and current reports. Not only do we think these items are interesting reading, we think these reports provide additional information about our company which prudent investors find important. You may request a copy of these filings at no cost, by writing to or telephoning our transfer agent at the following address:

    EquiServe, the First Chicago Trust Division
    Mail Suite 4688
    P.O. Box 2530
    Jersey City, New Jersey 07303-2530
    (201) 324-0405

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

DESCRIPTION OF THE COMPANY

        We were originally incorporated in the State of New York on June 16, 1911, as the Computing-Tabulating-Recording Co. (C-T-R). C-T-R was a consolidation of the Computing Scale Co. of America, the Tabulating Machine Co., and The International Time Recording Co. of New York. In 1924, C-T-R adopted the name International Business Machines Corporation, also known more simply as IBM.

        We use advanced information technology to provide customer solutions. We operate primarily in a single industry using several segments that create value by offering a variety of solutions that include, either singularly or in some combination, technologies, systems, products, services, software and financing.

        Organizationally, our major operations comprise three hardware products segments—Technology, Personal Systems and Enterprise Systems; a Global Services segment; a Software segment; a Global Financing segment and an Enterprise Investment segment. The segments are determined based on several factors, including customer base, homogeneity of products, technology and delivery channels.

        We offer our products through our global sales and distribution organization. The sales and distribution organization has both a geographic focus (in the Americas, Europe/Middle East/Africa, and Asia Pacific) and a specialized and global industry focus. In addition, this organization includes a global sales and distribution effort devoted exclusively to small and medium businesses. We also offer our products through a variety of third party distributors and resellers, as well as through our on-line channels.

USE OF PROCEEDS

        Unless we otherwise specify in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include the repayment of debt, investments in or extensions of credit to our subsidiaries, redemption of preferred stock, or the financing of possible acquisitions or business expansion. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

DESCRIPTION OF THE DEBT SECURITIES

        The following description of the terms of the debt securities sets forth general terms that may apply to the debt securities. The particular terms of any debt securities will be described in the prospectus supplement relating to those debt securities.

        The debt securities will be either our senior debt securities or our subordinated debt securities. The senior debt securities will be issued under an indenture dated as of October 1, 1993, as supplemented on December 15, 1995, between us and The Chase Manhattan Bank, as trustee. This indenture is referred to as the "senior indenture". The subordinated debt securities will be issued under an indenture to be entered into between us and the trustee named in a prospectus supplement. This indenture is referred to as the "subordinated indenture". The senior indenture and the subordinated indenture are together called the "indentures".

        The following is a summary of the most important provisions of the indentures. Copies of the entire indentures are exhibits to the registration statement of which this prospectus is a part. Section references below are to the section in the applicable indenture. The referenced sections of the indentures are incorporated by reference. We encourage you to read our indentures.

General

        Neither indenture limits the amount of debt securities that we may issue. Each indenture provides that debt securities may be issued up to the principal amount authorized by us from time to time. The senior debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all senior indebtedness.

        The debt securities may be issued in one or more separate series of senior debt securities and/or subordinated debt securities. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

  •
  the title of the debt securities;

  •
  any limit upon the aggregate principal amount of the debt securities;

  •
  the maturity date or dates, or the method of determining the maturity dates;

  •
  the interest rate or rates, or the method of determining those rates;

  •
  the interest payment dates and, for debt securities in registered form, the regular record dates;

  •
  the places where payments may be made;

  •
  any mandatory or optional redemption provisions;

  •
  any sinking fund or analogous provisions;

  •
  any conversion or exchange provisions;

  •
  any terms for the attachment to the debt securities of warrants, options or other rights to purchase or sell our securities;

  •
  the portion of principal amount of the debt security payable upon acceleration of maturity if other than the full principal amount;

  •
  any deletions of, or changes or additions to, the events of default or covenants;

  •
  if other than U.S. dollars, the currency or currencies, including the euro and other composite currencies, in which payments on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;

  •
  the method of determining the amount of any payments on the debt securities which are linked to an index;

  •
  whether the debt securities will be issued in fully registered form without coupons or in bearer form, with or without coupons, or any combination of these, and whether they will be issued in the form of one or more global securities in temporary or definitive form;

  •
  any terms relating to the delivery of the debt securities if they are to be issued upon the exercise of warrants;

  •
  whether and on what terms we will pay additional amounts to holders of the debt securities that are not U.S. persons for any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts; and

  •
  any other specific terms of the debt securities.

        (Sections 202 and 301)

        Unless we otherwise specify in the prospectus supplement:

  •
  the debt securities will be registered debt securities;

  •
  registered debt securities denominated in U.S. dollars will be issued in denominations of $1,000 or an integral multiple of $1,000; and

  •
  bearer debt securities denominated in U.S. dollars will be issued in denominations of $5,000.

        Debt securities may bear legends required by United States Federal tax law and regulations. (Section 401)

        If any of the debt securities are sold for any foreign currency or currency unit, or if any payments on the debt securities are payable in any foreign currency or currency unit, the prospectus supplement will contain any restrictions, elections, tax consequences, specific terms and other information relating to the debt securities and the foreign currency or currency unit.

        Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest or bear interest at below-market rates. These are sold at a discount below their stated principal amount. If we issue these securities, the prospectus supplement will describe any special tax, accounting or other information which we think is important.

Exchange, Registration and Transfer

        Debt securities may be transferred or exchanged at the corporate trust office of the security registrar or at any other office or agency which is maintained for these purposes. No service charge will be payable upon the transfer or exchange, except for any applicable tax or governmental charge.

        The designated security registrar in the United States for the senior debt securities is The Chase Manhattan Bank, located at 450 West 33rd Street, New York, New York 10001. The security registrar for the subordinated debt securities will be designated in a prospectus supplement.

        If debt securities are issuable in both registered and bearer form, the bearer securities will be exchangeable for registered securities. If a bearer security with related coupons is surrendered in exchange for a registered security between a record date and the date set for the payment of interest, the bearer security will be surrendered without the coupon relating to that interest payment. That interest payment will be made only to the holder of the coupon when due.

        In the event of any redemption in part of any series of debt securities, we will not be required to:

  •
  issue, register the transfer of, or exchange, debt securities of any series between the opening of business 15 business days before any selection of debt securities of that series to be redeemed and the close of business on:

  •
  the day of mailing of the relevant notice of redemption (if debt securities of the series are issuable only in registered form), and

  •
  the day of the first publication of the relevant notice of redemption (if the debt securities of the series are issuable in bearer form) or,

  •
  the day of mailing of the relevant notice of redemption (if the debt securities of the series are issuable in bearer and registered form) and there is no publication;

  •
  register the transfer of, or exchange, any registered security selected for redemption, in whole or in part, except the unredeemed portion of any registered security being redeemed in part; or

  •
  exchange any bearer security selected for redemption, except to exchange it for a registered security which is simultaneously surrendered for redemption.

        (Section 404)

Payment and Paying Agent

        We will pay principal, interest and any premium on fully registered securities in the designated currency or currency unit at the office of the paying agent. Payment of interest on fully registered securities may be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. (Sections 406 and 410)

        We will pay principal, interest and any premium on bearer securities in the designated currency or currency unit at the office of the paying agent or agents outside of the United States. Payments will be made at the offices of the paying agent in the United States only if the designated currency is U.S. dollars and payment outside of the United States is illegal or effectively precluded. (Sections 410 and 1102)

        If any amount payable on any debt security or coupon remains unclaimed at the end of two years after the amount became due and payable, the paying agent will release any unclaimed amounts to us. (Section 1103)

        Our paying agent in the United States for the senior debt securities is The Chase Manhattan Bank, located at 450 West 33rd

Street, New York, New York 10001. If and when we issue subordinated debt securities, we'll designate the paying agent for those subordinated debt securities in the applicable prospectus supplement.

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global certificates. Those certificates will be deposited with a depositary that we will identify in a prospectus supplement. Global debt securities may be issued in either registered or bearer form and can be in either temporary or definitive form. All global securities in bearer form will be deposited with a depositary outside of the United States. We will describe the specific terms of the depositary arrangement relating to a series of debt securities in the prospectus supplement.

        Other than for payments, we can treat a person having a beneficial interest in a definitive global security as the holder of the principal amount of outstanding debt securities represented by the global security. For these purposes, we can rely upon a written statement delivered to the trustee by the holder of the definitive global security, or, in the case of a definitive global security in bearer form, by Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System, and Clearstream Banking, societe anonyme (Clearstream, Luxembourg). (Section 411)

        Neither we, the trustee nor any of our respective agents will be responsible for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section 411)

        Unless we otherwise specify in a prospectus supplement, we anticipate that the following provisions will apply to our depositary arrangements:

Temporary Global Securities

        All or any portion of the debt securities of a series that are issuable in bearer form initially may be represented by one or more temporary global securities, without interest coupons. The temporary global securities will be deposited with a depositary in London for Euroclear and Clearstream for credit to the accounts of the beneficial owners of the debt securities or to such other accounts as they may direct.

        On and after an exchange date provided in the applicable prospectus supplement, each temporary global security will be exchangeable for definitive debt securities in bearer form, registered form, definitive global bearer form or a combination of these, as will be specified in the prospectus supplement.

        No bearer security delivered in exchange for a portion of a temporary global security will be mailed or delivered to any location in the United States. (Sections 402 and 403)

        Interest on a temporary global security will be paid to Euroclear and/or Clearstream for the portion held for its account only after a certificate is delivered to the trustee stating that the portion:

  •
  is not beneficially owned by a United States person;

  •
  has not been acquired by or on behalf of a United States person or for offer to resell or for resale to a United States person or any person inside the United States; or

  •
  if a beneficial interest has been acquired by a United States person, that:

  •
  such person is a financial institution (as defined in the Internal Revenue Code), purchasing for its own account or has acquired the debt security through a financial institution; and

  •
  that the debt securities are held by a financial institution that has agreed in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue

      Code and the regulations thereunder, and that it did not purchase for resale inside the United States.

        The certificate must be based on statements provided by the beneficial owners of interests in the temporary global security. Each of Euroclear and Clearstream will credit the interest received by it to the accounts of the beneficial owners of the debt security, or to other accounts as they may direct. (Section 403)

Definitive Global Securities

        Bearer Securities.    The applicable prospectus supplement will describe the exchange provisions, if any, of debt securities issuable in definitive global bearer form. We will not deliver any bearer securities in exchange for a portion of a definitive global security to any location in the United States. (Section 404)

        U.S. Book-Entry Securities.    Debt securities of a series represented by a definitive global registered security and deposited with or on behalf of a depositary in the United States will be registered in the name of the depositary or its nominee. These securities are referred to as "book-entry securities".

        When a global security is issued and deposited with the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts represented by that global security to the accounts of institutions that have accounts with the depositary or its nominee. Institutions that have accounts with the depositary or its nominee are referred to as "participants".

        The accounts to be credited shall be designated by the underwriters or agents for the sale of such book-entry securities or by us, if we offer and sell those securities directly.

        Ownership of book-entry securities are limited to participants or persons that may hold interests through participants. In addition, ownership of these securities will be evidenced only by, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee or by participants or persons that hold through other participants.

        So long as the depositary, or its nominee, is the registered owner of a global security, that depositary or nominee will be considered the sole owner or holder of the book-entry securities represented by the global security for all purposes under the indenture. Payments of principal, interest and premium on those securities will be made to the depositary or its nominee as the registered owner or the holder of the global security.

        Owners of book-entry securities:

  •
  will not be entitled to have the debt securities registered in their names;

  •
  will not be entitled to receive physical delivery of the debt securities in definitive form; and

  •
  will not be considered the owners or holders of those debt securities under the indenture.

        The laws of some jurisdictions require that purchasers of securities take physical delivery of the securities in definitive form. These laws impair the ability to purchase or transfer book-entry securities. We must comply with the law.

        We expect that the depositary for book-entry securities of a series will immediately credit participants' accounts with payments received by the depositary or nominee in amounts proportionate to the participants' beneficial interests as shown on the records of such depositary.

        We also expect that payments by participants to owners of beneficial interests in a global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". The payments by participants to the owners of beneficial interests will be the responsibility of those participants.

Practical Implications of Holding Debt Securities in Street Name

        Investors who hold debt securities in accounts at banks or brokers will not generally be recognized by us as the legal holders of debt securities. Since we recognize as the holder the bank or broker, or the financial institution the bank or broker uses to hold its debt securities, it is the responsibility of these intermediary banks, brokers and other financial institutions to pass along principal, interest and other payments on the debt securities, either because they agree to do so in their agreements with their customers, or because they are legally required to do so. If you hold debt securities in street name, you really ought to check with your own institution to find out:

  •
  How it handles securities payments and notices;

  •
  Whether it imposes additional fees or charges;

  •
  How it would handle voting and related issues if ever required;

  •
  How it would pursue or enforce rights under the debt securities if there were a default or other event triggering the need for direct holders to act to protect their interests; and

  •
  Whether and how it would react on other matters which are important to persons who hold debt securities in "street name".

Satisfaction and Discharge; Defeasance

        We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities. (Section 501)

        Each indenture contains a provision that permits us to elect:

  1.
  to be discharged after 90 days from all of our obligations (subject to limited exceptions) with respect to any series of debt securities then outstanding; and/or

  2.
  to be released from our obligations under the following covenants and from the consequences of an event of default or cross-default resulting from a breach of these covenants:

  a.
  the limitations on mergers, consolidations and sale of assets,

  b.
  the limitations on sale and leaseback transactions under the senior indenture, and

  c.
  the limitations on secured indebtedness under the senior indenture.

        To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations, if the debt securities are denominated in U.S. dollars. This amount may be made in cash, and/or foreign government securities if the debt securities are denominated in a foreign currency. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the action. (Section 503)

        If either of the above events occur, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. (Sections 501 and 503)

Events of Default, Notice and Waiver

        If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in principal amount of the debt securities of the series may declare the entire principal amount of all the debt securities of that series to be due and payable immediately.

        The declaration may be annulled and past defaults may be waived by the holders of a majority of the principal amount of the debt securities of that series. However, payment defaults that are not cured may only be waived by all holders of the debt securities. (Sections 602 and 613)

        Each indenture defines an event of default in connection with any series of debt securities as one or more of the following events:

  •
  we fail to pay interest on any debt security of the series for 30 days when due;

  •
  we fail to pay the principal or any premium on any debt securities of the series when due;

  •
  we fail to make any sinking fund payment for 30 days when due;

  •
  we fail to perform any other covenant in the debt securities of the series or in the applicable indenture relating to debt securities of that series for 90 days after being given notice; and

  •
  we enter into bankruptcy or become insolvent.

        An event of default for one series of debt securities is not necessarily an event of default for any other series of debt securities. (Section 601)

        Each indenture requires the trustee to give the holders of a series of debt securities notice of a default for that series within 90 days unless the default is cured or waived. However, the trustee may withhold this notice if it determines in good faith that it is in the interest of those holders. The trustee may not, however, withhold this notice in the case of a payment default. (Section 702)

        Other than the duty to act with the required standard of care during an event of default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee reasonable indemnification. (Section 703)

        Generally, the holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee. (Section 612)

        Each indenture includes a covenant that we will file annually with the trustee a certificate of no default, or specifying any default that exists. (Section 1106)

        Street name and other indirect holders should consult their banks and brokers for information on their requirements for giving notice or taking other actions upon a default.

Modification of the Indentures

        Together with the trustee, we may modify the indentures without the consent of the holders for limited purposes, including adding to our covenants or events of default, establishing forms or terms of debt securities, curing ambiguities and other purposes which do not adversely affect the holders in any material respect. (Section 1001)

        Together with the trustee, we may also make modifications and amendments to each indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all affected series. However, without the consent of each affected holder, no modification may:

  •
  change the stated maturity of any debt security;

  •
  reduce the principal, premium (if any) or rate of interest on any debt security;

  •
  change any place of payment or the currency in which any debt security is payable;

  •
  impair the right to enforce any payment after the stated maturity or redemption date;

  •
  adversely affect the terms of any conversion right;

  •
  reduce the percentage of holders of outstanding debt securities of any series required to consent to any modification, amendment or waiver under the indenture;

  •
  change any of our obligations for any outstanding series of debt securities to maintain an office or agency in the places and for the purposes specified in the indenture for that series; or

  •
  change the provisions in the indenture that relate to its modification or amendment.

        (Section 1002)

Meetings

        The indentures contain provisions for convening meetings of the holders of debt securities of a series. (Section 1401)

        A meeting may be called at any time by the trustee, upon request by us or upon request by the holders of at least 10% in principal amount of the outstanding debt securities of the series. In each case, notice will be given to the holders of debt securities of the series. (Section 1402)

        Persons holding a majority in principal amount of the outstanding debt securities of a series will constitute a quorum at a meeting. A meeting called by us or the trustee that did not have a quorum may be adjourned for not less than 10 days, and if there is not a quorum at the adjourned meeting, the meeting may be further adjourned for not less than 10 days.

        Generally, any resolution presented at a meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. However, to change the amount or timing of payments under the debt securities, every holder in the series must consent.

        In addition, if the indenture provides that an action may be taken by the holders of a specified percentage in principal amount of outstanding debt securities of a series, that action may be taken at a meeting at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with an indenture will be binding on all holders of debt securities of that series and the related coupons. (Section 1404)

Notices to Holders

        In most instances, notices to holders of bearer securities will be given by publication at least once in a daily newspaper in The City of New York and in London. Notices may also be published in another city or cities as may be specified in the securities. In addition, notices to holders of bearer securities will be mailed to those persons whose names and addresses were previously filed with the applicable trustee. Notice to holders of registered securities will be given by mail to the addresses of the holders as they appear in the security register. (Section 106)

Title

        Title to any bearer securities and any related coupons will pass by delivery. We, the trustee and any agent of ours or the trustee may treat the holder of any bearer security or related coupon as the absolute owner of that security for all purposes. We may also treat the registered owner of any registered security as the absolute owner of that security for all purposes. (Section 407)

Replacement of Securities and Coupons

        We think it's very important for you to keep your securities safe. If you don't, you'll have to follow these procedures. We'll replace debt securities or coupons that have been mutilated, but you'll have to pay for the replacement, and you'll have to surrender the mutilated debt security or coupon to the security registrar first. Debt securities or coupons that become destroyed, stolen or lost will only be replaced by us, again at your expense, upon your providing evidence of destruction, loss or theft which we and the security registrar think is good. In the case of a destroyed, lost or stolen debt security or coupon, we may also require you, as the holder of the debt security or coupon, to indemnify the security registrar and us before we'll go about issuing any replacement debt security or coupon. (Section 405)

Governing Law

        The indentures, the debt securities and the coupons will be governed by, and construed under, the laws of the State of New York.

Our Relationship with the Trustee

        We may from time to time maintain lines of credit, and have other customary banking relationships, with the trustee under the senior indenture or the trustee under the subordinated indenture.

Senior Debt Securities

        The senior debt securities will be unsecured and will rank equally with all of our other unsecured and non-subordinated debt.

Covenants in the Senior Indenture

        Covenants are promises.    We must keep our promises or we could be placed in default.

        Limitation on Merger, Consolidation and Certain Sales of Assets.    We may, without the consent of the holders of the debt securities, merge into or consolidate with any other corporation, or convey or transfer all or substantially all of our properties and assets to another person provided that:

  •
  the successor is a U.S. corporation;

  •
  the successor assumes on the same terms and conditions all the obligations under the debt securities and the indentures; and

  •
  immediately after giving effect to the transaction, there is no default under the applicable indenture. (Section 901)

        The remaining or acquiring corporation will take over all of our rights and obligations under the indentures. (Section 902)

        Limitation on Secured Indebtedness.    Neither we nor any Restricted Subsidiary will create, assume, incur or guarantee any Secured Indebtedness without securing the senior debt securities equally and ratably with, or prior to, that Secured Indebtedness, unless the sum of the following amounts would not exceed 10% of Consolidated Net Tangible Assets:

  •
  the total amount of all Secured Indebtedness that the senior debt securities are not secured equally and ratably with, and

  •
  the discounted present value of all net rentals payable under leases entered into in connection with sale and leaseback transactions entered into after July 15, 1985.

        You should note that we don't include in this calculation any leases entered into by a Restricted Subsidiary before the time it became a Restricted Subsidiary. (Section 1104)

        Limitation on Sale and Leaseback Transactions.    Neither we nor any Restricted Subsidiary will enter into any lease longer than three years covering any of our Principal Property or any Restricted Subsidiary that is sold to any other person in connection with that lease unless either:

  1.
  the sum of the following amounts does not exceed 10% of Consolidated Net Tangible Assets:

  •
  the discounted present value of all net rentals payable under all these leases entered into after July 15, 1985; and

  •
  the total amount of all Secured Indebtedness that the senior debt securities are not secured equally and ratably with.

  We don't include in this calculation any leases entered into by a Restricted Subsidiary before the time it became a Restricted Subsidiary.

  or

  2.
  an amount equal to the greater of the following amounts is applied within 180 days to the retirement of our long-term debt or the debt of a Restricted Subsidiary:

    •
    the net proceeds to us or a Restricted Subsidiary from the sale; and

    •
    the discounted present value of all net rentals payable under the lease.

  Amounts applied to debt which is subordinated to the senior debt securities or which is owing to us or a Restricted Subsidiary will not be included in this calculation. (Section 1105)

        We think it's important for you to be aware that this limitation on sale and leaseback transactions won't apply to any leases that we may enter into relating to newly acquired, improved or constructed property.

        We think it's also important for you to note that the holders of a majority in principal amount of all affected series of outstanding debt securities may waive compliance with each of the above covenants. (Section 1107)

Definitions

        "Secured Indebtedness" means our indebtedness or indebtedness of a Restricted Subsidiary for borrowed money secured by any lien on, or any conditional sale or other title retention agreement covering, any Principal Property or any stock or indebtedness of a Restricted Subsidiary. Excluded from this definition is all indebtedness:

  •
  outstanding on July 15, 1985, secured by liens, or arising from conditional sale or other title retention agreements, existing on that date;

  •
  incurred after July 15, 1985 to finance the acquisition, improvement or construction of property, and either secured by purchase money mortgages or liens placed on the property within 180 days of acquisition, improvement or construction or arising from conditional sale or other title retention agreements;

  •
  secured by liens on Principal Property or on the stock or indebtedness of Restricted Subsidiaries, and, in either case, existing at the time of its acquisition;

  •
  owing to us or any Restricted Subsidiary;

  •
  secured by liens, or conditional sale or other title retention devices, existing at the time a corporation became or becomes a Restricted Subsidiary after July 15, 1985;

  •
  arising from any sale and leaseback transaction;

  •
  incurred to finance the acquisition or construction of property secured by liens in favor of any country or any political subdivision; and

  •
  constituting any replacement, extension or renewal of any indebtedness to the extent the amount of indebtedness is not increased.

        "Principal Property" means land, land improvements, buildings and associated factory, laboratory and office equipment constituting a manufacturing, development, warehouse, service or office facility owned by or leased to us or a Restricted Subsidiary which is located within the United States and which has an acquisition cost plus capitalized improvements in excess of 0.15% of Consolidated Net Tangible Assets as of the date of such determination. Principal Property does not include:

  •
  products marketed by us or our subsidiaries;

  •
  any property financed through the issuance of tax-exempt governmental obligations;

  •
  any property which our Board of Directors determines is not of material importance to us and our Restricted Subsidiaries taken as a whole; or

  •
  any property in which the interest of us and all of our subsidiaries does not exceed 50%.

        "Consolidated Net Tangible Assets" means the total assets of us and our subsidiaries, less current liabilities and intangible assets. We include in intangible assets the balance sheet value of:

  •
  all trade names, trademarks, licenses, patents, copyrights and goodwill;

  •
  organizational and development costs;

  •
  deferred charges other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible items we are amortizing; and

  •
  unamortized debt discount and expense minus unamortized premium.

        We don't include in intangible assets any program products.

        "Restricted Subsidiary" means:

  1.
  any of our subsidiaries:

  a.
  which has substantially all its property in the United States;

  b.
  which owns or is a lessee of any Principal Property; and,

  c.
  in which our investment and the investment of our subsidiaries exceeds 0.15% of Consolidated Net Tangible Assets as of the date of such determination; and

  2.
  any other subsidiary the Board of Directors may designate as a Restricted Subsidiary.

        "Restricted Subsidiary" doesn't include financing subsidiaries and subsidiaries formed or acquired after July 15, 1985 for the purpose of acquiring the stock, business or assets of another person and that have not and do not acquire all or any substantial part of our business or assets or the business or assets of any Restricted Subsidiary. (Section 101 of Senior Indenture)

Subordinated Debt Securities

        The subordinated debt securities will be unsecured. The subordinated debt securities will be subordinate in right of payment to all senior indebtedness. (Section 1501 of Subordinated Indenture)

        In addition, claims of our subsidiaries' creditors and preferred stockholders generally will have priority with respect to the assets and earnings of the subsidiaries over the claims of our creditors, including holders of the subordinated debt securities, even though those obligations may not constitute senior indebtedness. The subordinated debt securities, therefore, will be effectively subordinated to creditors, including trade creditors, and preferred stockholders of our subsidiaries.

        The subordinated indenture defines "senior indebtedness" to mean the principal of, premium, if any, and interest on:

  •
  all indebtedness for money borrowed or guaranteed by us other than the subordinated debt securities, unless the indebtedness expressly states to have the same rank as, or to rank junior to, the subordinated debt securities; and

  •
  any deferrals, renewals or extensions of any senior indebtedness.

        However, the term "senior indebtedness" will not include:

  •
  any of our obligations to our subsidiaries;

  •
  any liability for Federal, state, local or other taxes owed or owing by us;

  •
  any accounts payable or other liability to trade creditors arising in the ordinary course of business, including guarantees of instruments evidencing those liabilities;

  •
  any indebtedness, guarantee or obligation of ours which is expressly subordinate or junior in right of payment in any respect to any other indebtedness, guarantee or obligation of ours, including any senior subordinated indebtedness and any subordinated obligations;

  •
  any obligations with respect to any capital stock; or

  •
  any indebtedness incurred in violation of the Subordinated Indenture.

        There is no limitation on our ability to issue additional senior indebtedness. The senior debt securities constitute senior indebtedness under the subordinated indenture. The subordinated debt securities will rank equally with our other subordinated indebtedness.

        Under the subordinated indenture, no payment may be made on the subordinated debt securities and no purchase, redemption or retirement of any subordinated debt securities may be made in the event:

  •
  any senior indebtedness is not paid when due, or

  •
  the maturity of any senior indebtedness is accelerated as a result of a default, unless the default has been cured or waived and the acceleration has been rescinded or that senior indebtedness has been paid in full.

        We may, however, pay the subordinated debt securities without regard to the above restriction if the representatives of the holders of the applicable senior indebtedness approve the payment in writing to us and the trustee.

        The representatives of the holders of senior indebtedness may notify us and the trustee in writing of a default which can result in the acceleration of that senior indebtedness' maturity without further notice or the expiration of any grace periods. In this event, we may not pay the subordinated debt securities for 179 days after receipt of that notice. If the holders of senior indebtedness or their representatives have not accelerated the maturity of the senior indebtedness at the end of the 179 day period, we may resume payments on the subordinated debt securities. Not more than one such notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to senior indebtedness during that period. (Section 1503 of Subordinated Indenture)

        In the event we pay or distribute our assets to creditors upon a total or partial liquidation, dissolution or reorganization of us or our property, the holders of senior indebtedness will be entitled to receive payment in full of the senior indebtedness before the holders of subordinated debt securities are entitled to receive any payment. Until the senior indebtedness is paid in full, any payment or distribution to which holders of subordinated debt securities would be entitled but for the subordination provisions of the subordinated indenture will be made to holders of the senior indebtedness. (Section 1502 of Subordinated Indenture)

        If a distribution is made to holders of subordinated debt securities that, due to the subordination provisions, should not have been made to them, those holders of subordinated debt securities are required to hold it in trust for the holders of senior indebtedness, and pay it over to them as their interests may appear. (Section 1505 of Subordinated Indenture)

        If payment of the subordinated debt securities is accelerated because of an event of default, either we or the trustee will promptly notify the holders of senior indebtedness or their representatives of the acceleration. We may not pay the subordinated debt securities until five business days after the holders of senior indebtedness or their representatives receive notice of the acceleration. Thereafter, we may pay the subordinated debt securities only if the subordination provisions of the subordinated indenture otherwise permit payment at that time. (Section 1505 of Subordinated Indenture)

        As a result of the subordination provisions contained in the subordinated indenture, in the event of insolvency, our creditors who are holders of senior indebtedness may recover more, ratably, than the holders of subordinated debt securities. In addition, our creditors who are not holders of senior indebtedness may recover less, ratably, than holders of senior indebtedness and may recover more, ratably, than the holders of subordinated indebtedness. It's important to keep this in mind if you decide to hold our subordinated debt securities.

DESCRIPTION OF THE PREFERRED STOCK

        The following is a description of general terms and provisions of the preferred stock. The particular terms of any series of preferred stock will be described in the applicable prospectus supplement.

        All of the terms of the preferred stock are, or will be, contained in our Certificate of Incorporation and the certificate of amendment relating to each series of the preferred stock, which will be filed with the Securities and Exchange Commission at or before the time we issue a series of the preferred stock.

        We are authorized to issue up to 150,000,000 shares of preferred stock, par value $.01 per share. As of March 31, 2000, 2,546,011 shares of Series A 7 1/2% Preferred Stock, liquidation preference $100 per share, were outstanding. Subject to limitations prescribed by law, the Board of Directors is authorized at any time to:

  •
  issue one or more series of preferred stock;

  •
  determine the designation for any series by number, letter or title that shall distinguish the series from any other series of preferred stock; and

  •
  determine the number of shares in any series.

        The Board of Directors is authorized to determine, for each series of preferred stock, and the prospectus supplement will set forth with respect to the series the following information:

  •
  whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

  •
  the dividend rate (or method for determining the rate);

  •
  the liquidation preference per share of that series of preferred stock, if any;

  •
  any conversion provisions applicable to that series of preferred stock;

  •
  any redemption or sinking fund provisions applicable to that series of preferred stock;

  •
  the voting rights of that series of preferred stock, if any; and

  •
  the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

The preferred stock, when issued, will be fully paid and nonassessable.

Dividends

        Holders of preferred stock will be entitled to receive, when, as and if declared by our Board of Directors, cash dividends at the rates and on the dates as set forth in the prospectus supplement. Generally, no dividends will be declared or paid on any series of preferred stock unless full dividends for all series of preferred stock, including any cumulative dividends still owing, have been or contemporaneously are declared and paid. When those dividends are not paid in full, dividends will be declared pro-rata so that the amount of dividends declared per share on each series of preferred stock will bear to each other series the same ratio that accrued dividends per share for each respective series of preferred stock bear to aggregate accrued dividends for all outstanding shares of preferred stock. In addition, generally, unless all dividends on the preferred stock have been paid, no dividends will be declared or paid on the capital stock and we may not redeem or purchase any capital stock.

        Payment of dividends on any series of preferred stock may be restricted by loan agreements, indentures and other transactions we may enter into.

Convertibility

        No series of preferred stock will be convertible into, or exchangeable for, other securities or property except as set forth in the applicable prospectus supplement.

Redemption and Sinking Fund

        No series of preferred stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable prospectus supplement.

        Shares of preferred stock that we redeem or otherwise reacquire will resume the status of authorized and unissued shares of preferred stock undesignated as to series, and will be available for subsequent issuance. There are no restrictions on repurchase or redemption of the preferred stock while there is any arrearage on sinking fund installments except as may be set forth in a prospectus supplement.

Liquidation

        In the event we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, the holders of each series of preferred stock will be entitled to receive the liquidation preference per share specified in the prospectus supplement, plus any accrued and unpaid dividends. Holders of preferred stock will be entitled to receive these amounts before any distribution is made to the holders of capital stock.

        If the amounts payable to preferred stockholders are not paid in full, the holders of preferred stock will share ratably in any distribution of assets based upon the aggregate liquidation preference for all outstanding shares for each series. After the holders of shares of preferred stock are paid in full, they will have no right or claim to any of our remaining assets.

        Neither the par value nor the liquidation preference is indicative of the price at which the preferred stock will actually trade on or after the date of issuance.

Voting

        Generally, the holders of preferred stock will not be entitled to vote. However, if the equivalent of six quarterly dividends payable on any series of preferred stock is in default, the number of directors constituting our Board of Directors will be increased by two and the holders of such series of preferred stock, voting together as a class with all other series of preferred stock entitled to vote on such election of directors, will be entitled to elect those additional directors. In the event of this type of default, the Board of Directors will call a special meeting for the holders of all affected series within 10 business days of the default for the purpose of electing the additional directors. Alternatively, the holders of record of a majority of the outstanding shares of all affected series who are entitled to participate in the election of directors may elect those additional directors by written consent. If all accumulated dividends on any series of preferred stock have been paid in full, the holders of shares of that series will no longer have the right to vote on directors, the term of office of each director so elected will terminate, and the number of our directors will, without further action, be reduced by two.

        Unless we otherwise specify in a prospectus supplement, the vote of the holders of a majority of the outstanding shares of each series of preferred stock voting together as a class, is required to authorize any amendment, alteration or repeal of our Certificate of Incorporation or any certificate of amendment which would adversely affect the powers, preferences, or special rights of the preferred stock including authorizing any class of stock with superior dividend and liquidation preferences.

No Other Rights

        The shares of a series of preferred stock will not have any preemptive rights, preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the prospectus supplement, the Certificate of Incorporation or certificate of amendment or as otherwise required by law.

Transfer Agent and Registrar

        We'll designate the transfer agent for each series of preferred stock in the prospectus supplement.

DESCRIPTION OF THE DEPOSITARY SHARES

        We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares,

and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption and liquidation rights.

        The shares of preferred stock underlying the depositary shares will be deposited with a depositary under a deposit agreement between us, the depositary and the holders of the depositary receipts evidencing the depositary shares. The depositary will be a bank or trust company selected by us. The depositary will also act as the transfer agent, registrar and dividend disbursing agent for the depositary shares.

        Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

        The following is a summary of the most important terms of the depositary shares. The deposit agreement, our Certificate of Incorporation and the certificate of amendment for the applicable series of preferred stock that are, or will be, filed with the SEC will set forth all of the terms relating to the depositary shares.

Dividends

        The depositary will distribute all cash dividends or other cash distributions received relating to the series of preferred stock underlying the depositary shares, to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The record date for the depositary shares will be the same date as the record date for the preferred stock.

        In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution. However, if the depositary determines that it is not feasible to make the distribution, the depositary may, with our approval, adopt another method for the distribution. The method may include selling the property and distributing the net proceeds to the holders.

Liquidation Preference

        In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each depositary share will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption

        If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and not less than 35 nor more than 60 days prior to the date fixed for redemption of the preferred stock and the depositary shares.

Voting

        Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder's depositary shares. The record date for the depositary shares will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in a manner consistent with the instructions of the holders of the depositary receipts. We will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

        Owners of depositary shares are entitled, upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due the depositary, to receive the number of whole shares of preferred stock underlying the depositary shares. Partial shares of preferred stock will not be issued. These holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

Amendment and Termination of Deposit Agreement

        The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time and from time to time by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than any change in fees, will not be effective unless the amendment has been approved by at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or the depositary only if:

  •
  all outstanding depositary shares have been redeemed; or

  •
  there has been a final distribution relating to the preferred stock in connection with our dissolution, and that distribution has been made to all the holders of depositary shares.

Charges of Depositary

        We'll pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We'll also pay charges of the depositary in connection with the initial deposit of the preferred stock and the initial issuance of the depositary shares, any redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges as provided in the deposit agreement. In certain circumstances, the depositary may refuse to transfer depositary shares, withhold dividends and distributions, and sell the depositary shares evidenced by the depositary receipt, if the charges are not paid.

Reports to Holders

        The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary—and at other places as it thinks is advisable—any reports and communications we deliver to the depositary as the holder of preferred stock.

Liability and Legal Proceedings

        Neither we nor the depositary will be liable if either of us are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, on information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper persons.

Resignation and Removal of Depositary

        The depositary may resign at any time by delivering a notice to us of its election to do so. We may also remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. In addition, the successor depositary must be a bank or trust company having its principal office in the United States of America and must have a combined capital and surplus of at least $150,000,000.

Federal Income Tax Consequences

        Owners of the depositary shares will be treated for Federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. Accordingly, the owners will be entitled to take into account for Federal income tax purposes income and deductions to which they would be entitled if they were holders of the preferred stock. In addition:

  •
  no gain or loss will be recognized for Federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares;

  •
  the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon the exchange, be the same as the aggregate tax basis of the depositary shares exchanged; and

  •
  the holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which the person owned the depositary shares.

DESCRIPTION OF THE CAPITAL STOCK

        As of the date of this prospectus, we are authorized to issue up to 4,687,500,000 shares of capital stock, $0.20 par value per share. As of March 31, 2000, 1,772,836,653 shares of capital stock were outstanding.

        Dividends.    Holders of capital stock are entitled to receive dividends, in cash, securities, or property, as may from time to time be declared by our Board of Directors, subject to the rights of the holders of the preferred stock.

        Voting.    Each holder of capital stock is entitled to one vote per share on all matters requiring a vote of the stockholders.

        Rights upon Liquidation.    In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of capital stock will be entitled to share equally in our assets available for distribution after payment in full of all debts and after the holders of preferred stock have received their liquidation preferences in full.

        Miscellaneous.    Shares of capital stock are not redeemable and have no subscription, conversion or preemptive rights.

DESCRIPTION OF THE WARRANTS

        We may issue warrants for the purchase of debt securities, preferred stock or capital stock. Warrants may be issued independently or together with our debt securities, preferred stock or capital stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of warrants.

Debt Warrants

        The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of those warrants, including the following:

  •
  the title of the warrants;

  •
  the offering price for the warrants, if any;

  •
  the aggregate number of the warrants;

  •
  the designation and terms of the debt securities purchasable upon exercise of the warrants;

  •
  if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;

  •
  if applicable, the date from and after which the warrants and any debt securities issued with them will be separately transferable;

  •
  the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

  •
  the dates on which the right to exercise the warrants will commence and expire;

  •
  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

  •
  whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

  •
  information relating to book-entry procedures, if any;

  •
  the currency or currency units in which the offering price, if any, and the exercise price are payable;

  •
  if applicable, a discussion of material United States federal income tax considerations;

  •
  anti-dilution provisions of the warrants, if any;

  •
  redemption or call provisions, if any, applicable to the warrants; and

  •
  any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Stock Warrants

        The prospectus supplement relating to a particular issue of warrants to issue capital stock or preferred stock will describe the terms of the warrants, including the following:

  •
  the title of the warrants;

  •
  the offering price for the warrants, if any;

  •
  the aggregate number of the warrants;

  •
  the designation and terms of the capital stock or preferred stock that may be purchased upon exercise of the warrants;

  •
  if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

  •
  if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

  •
  the number of shares of capital stock or preferred stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

  •
  the dates on which the right to exercise the warrants commence and expire;

  •
  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

  •
  the currency or currency units in which the offering price, if any, and the exercise price are payable;

  •
  if applicable, a discussion of material United States federal income tax considerations;

  •
  antidilution provisions of the warrants, if any;

  •
  redemption or call provisions, if any, applicable to the warrants;

  •
  any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

  •
  any other information we think is important about the warrants.

PLAN OF DISTRIBUTION

        We may sell the securities:

  •
  through underwriters;

  •
  through agents; or

  •
  directly to purchasers.

        We'll describe in a prospectus supplement, the particular terms of the offering of the securities, including the following:

  •
  the names of any underwriters;

  •
  the purchase price and the proceeds we will receive from the sale;

  •
  any underwriting discounts and other items constituting underwriters' compensation;

  •
  any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

  •
  any securities exchanges on which the securities of the series may be listed; and

  •
  any other information we think is important.

        If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, either at a fixed public offering price, or at varying prices determined at the time of sale.

        The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all the securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

        We may authorize agents or underwriters to solicit offers by certain types of institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts. These contracts will provide for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of such contracts will be set forth in the applicable prospectus supplement.

        Agents and underwriters may be entitled to indemnification by us against civil liabilities arising out of this prospectus, including liabilities under the Securities Act of 1933, or to contribution for payments which the agents or underwriters may be required to make relating to those liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

        Each series of securities will be a new issue of securities with no established trading market. Any underwriter may make a market in the securities, but won't be obligated to do so, and may discontinue any market making at any time without notice. We can't and won't give any assurances as to the liquidity of the trading market for any of our securities.

LEGAL OPINIONS

        The legality of the securities will be passed upon by Mr. David S. Hershberg, our Vice President and Assistant General Counsel. Mr. Hershberg, together with members of his family, owns, has options to purchase and has other interests in shares of our common stock.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

$2,000,000,000

International Business
Machines Corporation

$1,400,000,000 4.750% Notes due 2012
$600,000,000 5.875% Debentures due 2032

P R O S P E C T U S     S U P P L E M E N T

November 20, 2002

JPMorgan                    Morgan Stanley                    Salomon Smith Barney

ABN AMRO Incorporated	Banc of America Securities LLC	Banc One Capital Markets, Inc.
Banca IMI	Banca Nazionale del Lavoro	Barclays Capital
Bear, Stearns & Co. Inc.	BNP PARIBAS	Caboto IntesaBci
Credit Suisse First Boston	Deutsche Bank Securities	Dresdner Kleinwort Wasserstein
Fleet Securities, Inc.	Goldman, Sachs & Co.	HSBC
HVB Corporates and Markets	ING Financial Markets	Lehman Brothers
Merrill Lynch & Co.	RBC Capital Markets	The Royal Bank of Scotland
UBS Warburg	Utendahl Capital Partners, L.P.	The Williams Capital Group, L.P.

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TABLE OF CONTENTS
INTERNATIONAL BUSINESS MACHINES CORPORATION
USE OF PROCEEDS
CAPITALIZATION
RATIO OF EARNINGS FROM CONTINUING OPERATIONS TO FIXED CHARGES
SELECTED FINANCIAL DATA
MANAGEMENT
DESCRIPTION OF NOTES AND DEBENTURES
UNITED STATES TAXATION
UNDERWRITING
OFFERING RESTRICTIONS
LEGAL OPINIONS
LISTING AND GENERAL INFORMATION
TABLE OF CONTENTS
SUMMARY
DESCRIPTION OF THE COMPANY
USE OF PROCEEDS
DESCRIPTION OF THE DEBT SECURITIES
DESCRIPTION OF THE PREFERRED STOCK
DESCRIPTION OF THE CAPITAL STOCK
DESCRIPTION OF THE WARRANTS
PLAN OF DISTRIBUTION
LEGAL OPINIONS
EXPERTS